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                                                           EXHIBIT 10(xiii)


September 1, 1992



John Karalis
7878-66 East Gainey Ranch Road
Scottsdale, AZ  85258

Dear John:

On behalf of Tektronix, Inc. I am pleased to confirm our offer of employment in the position of Vice President, Corporate Development. In this position you will report to Jerome J. Meyer. The title of Vice President is conferred by the Board of Directors and is subject to Board approval. Following is a summary of the benefits and terms relating to this offer:

   1.   COMPENSATION AND BENEFITS
   Your compensation will consist of a base salary, payable biweekly, at the annual rate of $175,000. You will also participate in the Tektronix Results Sharing program which provides employees with a cash payout when specific financial targets are achieved. In addition, you will receive a comprehensive benefits package that includes group insurance, a company 401(k) plan, flexible time off, and tuition reimbursement. You will receive more information about the Tektronix benefits program in your new employee orientation.

   In this position, you will be a participant in the Tektronix Annual Performance Improvement Plan (APIP).
   The APIP plan provides cash payment opportunities contingent on attainment of established performance targets. The targeted amount for the 1993 fiscal year will be 30% of your base pay, payable after the plan year closes. Your APIP participation for the 1993 fiscal year will be prorated, commencing on the date you begin employment at Tektronix. This amount will be payable, on the normal plan schedule, unless you voluntarily terminate your employment or are terminated by Tektronix for cause at any time prior to the date payment is made following the close of the 1993 fiscal year or July 31, whichever is earlier. In subsequent years, incentive compensation will be earned and paid in accordance with applicable incentive compensation plans.

   2.   STOCK BONUS AWARD
   Pursuant to the Tektronix Stock Incentive Plan, you will receive a stock bonus award of 10,000 shares of Tektronix common stock. The award will become effective on the date you begin employment at Tektronix. One half of the shares will vest at the end of the first and second years of your employment with Tektronix. This award will be subject to certain restrictions stated in the plan and outlined in a

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   separate Stock Bonus
   Agreement to be prepared following Board approval. In general, the unvested bonus shares will be subject to forfeiture to Tektronix if your employment terminates for any reason during a forfeiture period of two years following the date of the award. The plan contains special provisions for non-forfeiture in the event of death or disability. The plan also provides that dividends (plus interest) will be accumulated for your account subject to the same possibility of forfeiture, but you will have voting rights on the stock during the forfeiture period. A copy of the prospectus for the plan is enclosed for your information.

   3.   ADDITIONAL BENEFITS
   Tektronix will also provide you the following additional benefits:

       Housing Allowance. Tektronix will pay you a housing allowance of $1,250 per month.

       Commuting Expenses. Tektronix will reimburse you for reasonable (business class) airfare expenses for up to 4 trips per month between Portland and your residence in Phoenix.

   These benefits will be provided to you for a period of 24 months or as long as you maintain your principal residence outside the Portland area, whichever is the lesser. You should be advised that these benefits may be subject to applicable state or federal tax withholding and may consist of taxable income.

   4.   ELIGIBILITY FOR SEVERANCE PAY
   As we have discussed, Tektronix is an "at-will" employer. Basically, this means that your position is not intended to be for any fixed term and either you or the company can terminate it at any time and for any reason. However, if your employment is terminated by Tektronix other than for cause at any time during the first year after your employment begins, you will receive as severance pay an amount equal to one year of your then-current base pay. If your employment is terminated by Tektronix other than for cause at any time during the second year, you will receive as severance pay the amount you would have earned during the remainder of the second year had your employment not been terminated.

   For purposes of this letter, cause for termination would generally be defined as limited to any willful and continuous failure to perform your reasonably assigned duties (as determined by the CEO), the commission by you of felonious acts or any act of fraud or dishonesty, or the commission of any act of willful misconduct that, in the judgment of the CEO, materially and adversely affects the financial condition of Tektronix.

As you know, your election as a Vice President of Tektronix, the stock bonus award, APIP participation and severance pay all require the approval of the Tektronix Board of Directors or its Organization and Compensation

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Committee.  If the terms of this offer are acceptable to you,
I will recommend formal action and approval by the Board or the Committee at the next regular meeting.

This offer is intended to supersede the existing consulting relationship between you and Tektronix.

John, we have enclosed the following forms which will need to be signed upon your acceptance of this position:

     .   EMPLOYMENT ELIGIBILITY VERIFICATION FORM (Form I-9)
     We are required by the Immigration Reform and Control Act of 1986 to have this form completed and on file for all Tektronix employees. Please bring the appropriate documents mentioned in the Form I-9 with you on your first day of employment.

     .   TEKTRONIX EMPLOYMENT AGREEMENT
     This document refers to the nondisclosure of company confidential information and ownership of inventions.
     Tektronix requires that all employees sign this document.

Should you have questions concerning any part of this offer letter, please call me at 503/685-4020. To confirm your acceptance of this offer, please sign the original of this letter where indicated and return it along with the signed copy of the Employment Agreement. We look forward to hearing from you by September 8, 1992 regarding your decision.

Congratulations and we look forward to welcoming you to Tektronix!

Sincerely,


/s/ T. Thorsteinson

Timothy E. Thorsteinson
Vice President
Quality/Human Resources

enclosures:  Employment Agreement
             Form I-9
             Prospectus

I accept Tektronix's offer of employment under the terms outlined in this letter. (See addendum attached.)


/s/ John Karalis             9/1/92
________________________    _______________________
John Karalis                 Date

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     ADDENDUM TO THE JOHN P. KARALIS SEPTEMBER 1, 1992 OFFER LETTER.

1.   Employment will be deemed to commence September 1, 1992.

2. During the first 24 months of his employment, Mr. Karalis is entitled to 35 days off in addition to regular company holidays. Business air travel of over 2 hours shall be first class.

3. Mr. Karalis' base salary will be reviewed at the close of the 1993 fiscal year and again at the close of the 1994 fiscal year.

4. Mr. Karalis shall receive a guaranteed APIP award, or other cash equivalent, of 30% of his base salary, prorated from September 1, 1992, for the 1993 fiscal year.

5. Mr. Karalis' stock bonus award will be reviewed at the close of the 1993 fiscal year and again at the close of the 1994 fiscal year.

6. The housing allowance of $1,250.00 per month shall apply during the first 24 months of employment if Mr. Karalis purchases a residence in the Portland area while also maintaining a residence in the Phoenix area. In addition, Tektronix shall reimburse Mr. Karalis reasonable and actual customary closing costs in a Portland area residence purchase and real estate commission and reasonable and actual customary closing costs in selling such a residence upon termination of his employment at Tektronix.

7. During that period of the first 24 months of employment during which Mr. Karalis elects to rent housing in the Portland area while maintaining a residence in the Phoenix area, Tektronix shall pay him a housing allowance equal to the apartment rental, furniture package and house-keeping and utilities charges not to exceed those set forth in the attached Oswego Pointe quotation. Tektronix may, at its option, pay these charges directly to the lessor and/or furniture rental provider.

8. Tektronix shall reimburse Mr. Karalis for purchase and installation of a fax machine at his Phoenix area residence for business use and, if feasible at reasonable cost, installation of Tektronix electronic mail upon Mr. Karalis' computer at his Phoenix area home.

9. The air fare expenses referred to in item 3 of the offer letter may be incurred by either Mr. Karalis, his wife, his son or his daughter. (Mr. Karalis' "principal residence" shall be deemed to be in Phoenix for so long as he maintains a residence there.)

10. If Tektronix' health insurance does not provide dependent coverage for Mr. Karalis' son, Tektronix shall reimburse Mr. Karalis the additional premium required to purchase commensurate coverage.

11. Mr. Karalis shall receive the following severance pay if he is terminated by Tektronix other than for cause during the first 24 months of his employment. An immediate lump sum cash payment equal to the sum of:

      a. An amount equal to his base salary at the date of termination for the entire period remaining of the first 24 months of his employment.

      b. If the APIP award for the 1993 fiscal year has not been paid as referred to in item 4 of this addendum, then an amount equal to the guaranteed APIP award referred to in item 4. Any amount to be paid under this item with respect to an unpaid award for the 1994 fiscal year shall be at the discretion of Jerome Meyer.

     c. The issue of compensation for any unvested portion of the 10,000 share stock bonus award as of the date of termination remains open

         pending review of this general topic by the Board of
         Directors.

     In addition, Tektronix shall reimburse Mr. Karalis the lease termination costs for a rented Portland residence or the item 6 selling costs for a purchased residence, whichever the case may actually be.

12. Any failure by Tektronix to provide the compensation benefits, stock bonus award and other consideration set forth in the offer letter; any change in Mr. Karalis' reporting relationship to Mr.
     Meyer as chief executive officer; change in title; material change in responsibilities; change in location of office from the corporate executive suite in Wilsonville, Oregon; material change in perquisites; or other material change in his employment relationship; may be deemed by Mr. Karalis, at his option, to be a constructive termination by Tektronix other than for cause.

13. Any inconsistency between this addendum and the typed text of the offer letter shall be controlled by this addendum. References to the offer letter include this addendum.

14. Any dispute arising out of this agreement or the employment relationship to which it refers shall be resolved by arbitration under the rules of the American Arbitration Assocation in San Francisco, California.

     Any arbitral award may be enforced in any court of competent jurisdiction.